November 21, 2024

Alon Ben-Noon
Chief Executive Officer
NeuroSense Therapeutics Ltd.
11 HaMenofim Street, Building B
Herzliya 4672562 Israel

       Re: NeuroSense Therapeutics Ltd.
           Registration Statement on Form F-1
           Filed November 19, 2024
           File No. 333-283338
Dear Alon Ben-Noon:

       This is to advise you that we have not reviewed and will not review your registration statement.

        Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

       Please contact Joshua Gorsky at 202-551-7836 with any questions.



                                                           Sincerely,

                                                           Division of
Corporation Finance
                                                           Office of Life
Sciences
cc:   Gary Emmanuel, Esq.